ICN PHARMACEUTICALS SETTLES 6-YEAR JUSTICE DEPARTMENT INVESTIGATION OF DISCLOSURE OMISSION

COSTA MESA, Calif., December 11, 2001 -- ICN Pharmaceuticals, Inc.
(NYSE: ICN) announced today that it has entered into a plea agreement with the Office of the U.S. Attorney in Los Angeles to settle a 6-year Investigation.

ICN agrees to plead guilty to a single felony count for securities fraud for omitting to disclose until February 17, 1995 the existence and content of a letter received from the FDA in very late December 1994 regarding the status of ICN's 1994 application for Virazole as a monotherapy treatment for chronic hepatitis C. ICN agrees to pay a fine of $5.6 million (reserved by the company in 2000) and to be subject to a three-year term of probation. It is expected that the settlement will be submitted to the court for approval in December 2001.

The settlement further provides that the U.S. Attorney will not prosecute or further investigate any of ICN's officers, will close its investigation of the Company and its officers, and will not bring any further charges against the Company.

A Company spokesman stated that, "ICN is pleased that this 6-year old investigation has been put behind us."

ICN is an innovative, research-based company. Its therapeutic focus is on anti-infectives, including anti-virals, dermatology and oncology.

ICN's leading product is Virazole(R) (ribavirin), discovered and developed by scientists at ICN laboratories in Costa Mesa, California. It is marketed in the United States and the European Union for aerosol use in the treatment of hospitalized infants and young children with severe lower respiratory tract infection caused by the respiratory syncytial virus
(RSV), and is marketed in a total of 44 countries in a variety of forms around the world for different viral indications. Oral ribavirin is also licensed to and marketed by Schering-Plough in capsule form for combination treatment of hepatitis C in the United States, Europe and Japan.

Additional information is also available on the Company's website at http://www.icnpharm.com.
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THE 'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, the company's ability to complete its restructuring plan according to stated timeframes, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.